UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

February 6, 2013 (February 6, 2013)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On February 6, 2013, BreitBurn Energy Partners L.P. (the “Partnership”) announced that that it had commenced a registered underwritten public offering of 13,000,000 common units representing limited partner interests in the Partnership (“Common Units”). The Partnership intends to use the net proceeds from the proposed offering to reduce borrowings under its bank credit facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 8.01. Other Events.

In connection with the commencement of the offering of Common Units on February 6, 2013, the Partnership is providing the following updated disclosures with respect to the Partnership’s estimated proved reserves as of December 31, 2012, production and average daily production for 2012, its expected 2013 capital program, its 2012 acquisition activity and hedging as of February 4, 2013.

Reserves and Production

The Partnership’s assets are characterized by stable, long-lived production and proved reserve life indexes, which averaged greater than 17 years as of December 31, 2012.

As of December 31, 2012, the Partnership’s total estimated proved reserves were 149.4 MMBoe, of which approximately 53% were crude oil and 47% were natural gas. As of December 31, 2012, approximately 80% of the Partnership’s 149.4 MMBoe of estimated proved reserves were classified as proved developed. Of the Partnership’s total estimated proved reserves, 35% were located in Michigan, 26% in Wyoming, 17% in California, 15% in Texas and 7% in Florida, with less than 1% in Indiana and Kentucky. As of December 31, 2012, the total standardized measure of discounted future net cash flows was $1.99 billion.

For the year ended December 31, 2012, on a net production basis, the Partnership operated approximately 84% of its production.

The following table summarizes estimated proved reserves and production for the Partnership’s properties by state:

	As of December 31, 2012			Year Ended December 31, 2012
	Estimated Proved Reserves (MMBoe)(a)	Percent of Total Estimated Proved Reserves	Estimated Proved Developed Reserves (MMBoe)	Production (MMBoe)(b)	Average Daily Production (Boe/d)(b)
Michigan	51.7	34.6%	47.4	3,370	9,206
Wyoming	39.4	26.4%	30.8	2,542	7,189
California	25.6	17.1%	21.7	1,183	4,068
Texas	21.7	14.5%	8.8	315	3,482
Florida	10.4	7.0%	10.4	704	1,924
Indiana/Kentucky	0.6	0.4%	0.6	204	557
Total	149.4	100%	119.7	8,318	26,426

(a)	The Partnership’s estimated proved reserves were determined using $2.76 per MMBtu for gas and $94.71 per Bbl of oil. Such prices were determined using unweighted average first-day-of-the-month prices for the twelve months ended December 31, 2012 in accordance with SEC guidelines. Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.
(b)	In 2012, the Partnership completed the acquisitions of oil and gas properties referred to below as the Permian I Acquisitions, the Permian II Acquisitions, the NiMin Acquisition and the AEO Acquisition. The production amounts in the table above include production from these oil and gas properties from their respective dates of acquisition to December 31, 2012.

Estimates of the Partnership’s proved reserves were prepared by Netherland, Sewell & Associates, Inc. and Schlumberger Technology Corporation, independent petroleum engineering firms. Netherland, Sewell & Associates, Inc. prepares reserve data for the Partnership’s Wyoming, California, Texas and Florida properties, and Schlumberger Technology Corporation prepares reserve data for the Partnership’s Michigan, Kentucky and Indiana properties.

Capital Program Update

The Partnership expects its full year 2013 crude oil and natural gas capital spending program to be approximately $258 million, excluding acquisitions and capitalized general and administrative expenses, compared with approximately $151 million in 2012, and anticipates spending approximately 85% principally on oil projects in Texas, California and Florida and approximately 15% principally on oil projects in Michigan, Wyoming, Indiana and Kentucky.

2012 Acquisitions

Permian Basin Acquisitions

On July 2, 2012, the Partnership completed two acquisitions of certain oil and natural gas producing properties in Howard and Martin Counties in the Permian Basin of Texas. Under the terms of an agreement with Element Petroleum, LP (“Element”), the Partnership acquired certain oil and gas assets (the “Element Assets”) from Element for a purchase price of approximately $148 million in cash (the “Element Acquisition”). Under the terms of an agreement with CrownRock, L.P. (“CrownRock”), the Partnership acquired certain oil and gas assets (the “CrownRock I Assets,” together with the Element Assets, the “Permian I Assets”) from CrownRock for a purchase price of approximately $70 million in cash (the “CrownRock I Acquisition,” together with the Element Acquisition, the “Permian I Acquisitions”). The Partnership financed the Permian I Acquisitions using borrowings under the Partnership’s bank credit facility.

On December 28, 2012, the Partnership completed three separate acquisitions of certain oil and natural gas assets (the “CrownRock II Assets”) from CrownRock, as seller, certain oil and natural gas assets (the “Lynden Assets”) from Lynden USA Inc. (“Lynden”), as seller, and certain oil and natural gas assets (the “Piedra Assets,” together with the CrownRock II Assets and the Lynden Assets, the “Permian II Assets”) from Piedra Energy I, LLC (“Piedra”), as seller, which consist of oil and natural gas properties located in the Permian Basin of Texas. Under the terms of an agreement with CrownRock, the Partnership completed the acquisition of the CrownRock II Assets in exchange for approximately $167 million in cash, subject to customary post-closing adjustments (the “CrownRock II Acquisition”). Under the terms of an agreement with Lynden, the Partnership completed the acquisition of the Lynden Assets in exchange for approximately $25 million in cash, subject to customary post-closing adjustments (the “Lynden Acquisition”). Under the terms of an agreement with Piedra, the Partnership completed the acquisition of the Piedra Assets in exchange for approximately $10 million in cash, subject to customary post-closing adjustments (the “Piedra Acquisition,” together with the CrownRock II Acquisition and the Lynden Acquisition, the “Permian II Acquisitions”). The Partnership financed the Permian II Acquisitions with borrowings under the Partnership’s bank credit facility.

The Partnership’s estimated proved reserves relating to both the Permian I Acquisitions and the Permian II Acquisitions were 21.7 MMBoe (79% of which were oil) as of December 31, 2012.

Wyoming Acquisition

On June 28, 2012, the Partnership completed the acquisition of certain oil properties in Park County in the Big Horn Basin of Wyoming (the “NiMin Assets”) from a wholly owned subsidiary of NiMin Energy Corp. for a purchase price of approximately $95 million in cash (the “NiMin Acquisition”). The Partnership financed the NiMin Acquisition using borrowings under the Partnership’s bank credit facility. The Partnership’s estimated proved reserves relating to the NiMin Acquisition were 5.4 MMBoe (100% of which were oil) as of December 31, 2012.

California Acquisition

On November 30, 2012, the Partnership completed an acquisition of certain assets (the “AEO Assets”) from American Energy Operations, Inc. (“AEO”), which principally consist of oil properties located in the Belridge Field in Kern County, California. Under the terms of an agreement with AEO, the Partnership completed the acquisition of the AEO Assets in exchange for approximately $38 million in cash and 3,013,561 common units, subject to customary post-closing adjustments (the “AEO Acquisition”). The Partnership financed the cash portion of the consideration for the AEO Acquisition with borrowings under the Partnership’s bank credit facility. The Partnership’s estimated proved reserves relating to the AEO Acquisition were 3.5 MMBoe (85% of which were oil) as of December 31, 2012.

Hedging

Currently, the Partnership uses a combination of fixed price swap and option arrangements to hedge crude oil and natural gas prices. By removing the price volatility from a significant portion of the Partnership’s crude oil and natural gas production, the Partnership mitigates, but not eliminates, the potential effects of changing crude oil and natural gas prices on its cash flow from operations for the hedged periods.

The following table summarizes the Partnership’s hedge positions as of February 4, 2013 and represents, as of such date, derivatives in place through December 31, 2017 on annual production volumes:

	Year 2013	Year 2014	Year 2015	Year 2016	Year 2017
Oil Positions:
Fixed Price Swaps—NYMEX WTI:
Hedged Volume (Bbl/d)	5,338	4,814	4,189	1,611	222
Average Price ($/Bbl)	$91.32	$93.07	$96.61	$91.50	$88.12
Fixed Price Swaps—IPE Brent:
Hedged Volume (Bbl/d)	4,200	4,800	3,300	1,800	297
Average Price ($/Bbl)	$97.57	$98.88	$97.73	$95.13	$97.53
Collars—NYMEX WTI:
Hedged Volume (Bbl/d)	500	1,000	1,000	—	—
Average Floor Price ($/Bbl)	$77.00	$90.00	$90.00	$—	$—
Average Ceiling Price ($/Bbl)	$103.10	$112.00	$113.50	$—	$—
Collars—IPE Brent:
Hedged Volume (Bbl/d)	—	—	500	500	—
Average Floor Price ($/Bbl)	$—	$—	$90.00	$90.00	$—
Average Ceiling Price ($/Bbl)	$—	$—	$109.50	$101.25	$—
Puts—NYMEX WTI:
Hedged Volume (Bbl/d)	1,000	500	500	1,000	—
Average Price ($/Bbl)	$90.00	$90.00	$90.00	$90.00	$—
Total:
Hedged Volume (Bbl/d)	11,038	11,114	9,489	4,911	519
Average Price ($/Bbl)	$92.93	$95.17	$95.61	$92.37	$93.50

Gas Positions:
Fixed Price Swaps—MichCon City-Gate:
Hedged Volume (MMBtu/d)	37,000	7,500	7,500	7,000	—
Average Price ($/MMBtu)	$6.50	$6.00	$6.00	$4.51	$—
Fixed Price Swaps—Henry Hub:
Hedged Volume (MMBtu/d)	21,100	38,600	43,200	15,700	1,571
Average Price ($/MMBtu)	$4.76	$4.80	$4.83	$4.20	$4.45
Collars—MichCon City-Gate:
Hedged Volume (MMBtu/d)	—	—	—	—	—
Average Floor Price ($/MMBtu)	$—	$—	$—	$—	$—
Average Ceiling Price ($/MMBtu)	$—	$—	$—	$—	$—
Puts—Henry Hub:
Hedged Volume (MMBtu/d)	—	6,000	1,500	—	—
Average Price ($/MMBtu)	$—	$5.00	$5.00	$—	$—
Total:
Hedged Volume (MMBtu/d)	58,100	52,100	52,200	22,700	1,571
Average Price ($/MMBtu)	$5.87	$4.99	$5.00	$4.30	$4.45
Calls—Henry Hub:
Hedged Volume (MMBtu/d)	30,000	15,000	—	—	—
Average Price ($/MMBtu)	$8.00	$9.00	$—	$—	$—
Premium ($/MMBtu)	$0.08	$0.12	$—	$—	$—

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document
23.1	Consent of Netherland, Sewell & Associates, Inc.
23.2	Consent of Schlumberger Technology Corporation.
99.1	Press Release of BreitBurn Energy Partners L.P. dated February 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

By:	BREITBURN GP, LLC,
its general partner

Dated: February 6, 2013	By:	/s/ James. G. Jackson
James G. Jackson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
23.1	Consent of Netherland, Sewell & Associates, Inc.
23.2	Consent of Schlumberger Technology Corporation.
99.1	Press Release of BreitBurn Energy Partners L.P. dated February 6, 2013.